Exhibit 10.2

EXECUTION COPY

DIRECTOR

NON-COMPETITION AGREEMENT

This Director Non-Competition Agreement (“Non-Competition Agreement”), dated as of May 8, 2014, is made by and among First National Bank of the Rockies (the “Bank”), FNBR Holding Corporation (“FNBR”), Glacier Bancorp, Inc. (“GBCI”), and the undersigned, each of whom is a director of the Bank and/or the FNBR (“Director”). This Non-Competition Agreement takes effect on the effective date of the proposed Merger (the “Effective Date”) referenced below.

RECITALS

A.	FNBR and the Bank have entered into a Plan and Agreement of Merger (the “Merger Agreement”) dated as of the date hereof, with GBCI. Pursuant to the terms of the Merger Agreement, FNBR will merge with and into GBCI, and the Bank will be merged with and into GBCI’s wholly-owned subsidiary, Glacier Bank (the “Merger”) and the former branches of the Bank will operate under the name and as part of a division of Glacier Bank (the “Division”).

B.	The parties to this Non-Competition Agreement believe that the future success and profitability of GBCI and the Division, following the Merger, require that the Directors (collectively, the “Signatories”) not be affiliated in any substantial way with a Competing Business (as defined herein) for a reasonable period of time after closing of the Merger and/or termination of such Director’s status as a director of the Division.

AGREEMENT

In consideration the parties’ performance under the Merger Agreement, the Signatories agree as follows:

1.	Definitions. Capitalized terms not defined in this Non-Competition Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Non-Competition Agreement:

a.	Competing Business. “Competing Business” means any FDIC insured financial institution, National Credit Union Administration (NCUA) regulated institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) or holding company thereof that competes or will compete within the Covered Area with GBCI or any of its subsidiaries, divisions or affiliates.

b.	Covered Area. “Covered Area” means Archuleta County, Delta County, Dolores County, La Plata County, Mesa County, Moffat County, Montezuma County, Montrose County, Ouray County, Rio Blanco County, Routt County, and San Miguel County, Colorado, or any county in the State of Colorado into which GBCI or Glacier Bank expands their business during the term of this Agreement.

c.	Term. “Term” means the period of time beginning on the Effective Date and ending on the later of two (2) years after the Effective Date or, if applicable, two (2) years following termination of a Director’s service on the Board of Directors of the Division.

2.	Participation in Competing Business. Except as provided in Section 5 or 6, during the Term, no Signatory may become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation, (a) as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative, or (b) during the organization and pre-opening phases in the formation of a Competing Business. Each Signatory acknowledges that he qualifies as executive or management personnel pursuant to Colorado Revised Statutes Section 8-2-113(2)(d).

3.	No Solicitation. During the Term, no Signatory may, directly or indirectly, solicit or attempt to solicit (a) any employees of GBCI’s subsidiaries, divisions or affiliates to participate, as an employee or otherwise, in any manner in a Competing Business, or (b) any customers of GBCI’s subsidiaries, divisions or affiliates to transfer their business to a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

4.	Confidential Information. During and after the Term, the Signatories will not disclose any confidential information of FNBR, the Bank, GBCI or GBCI’s subsidiaries, divisions or affiliates obtained by such person except in accordance with a judicial or other governmental order.

5.	Outside Covered Area. Nothing in this Non-Competition Agreement prevents a Signatory from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, a financial institution that has no operations in the Covered Area.

6.	Passive Interest. Notwithstanding anything to the contrary contained herein, nothing in this Non-Competition Agreement will prevent a Signatory from owning 5% or less of any class of security of a Competing Business.

7.	Remedies. Any breach of this Non-Competition Agreement by a Signatory will entitle Glacier Bank, the Division and GBCI, together with their successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to.

8.	Governing Law, Venue and Enforceability. This Non-Competition Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Colorado. The parties must bring any legal proceeding arising out of this Non-Competition Agreement in Flathead County, Montana. If any court determines that the restrictions set forth in this Non-Competition Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable.

9.	Individual Obligations. The obligations of each of the Signatories under this Non-Competition Agreement are intended to be several and not joint.

10.	Counterparts. The parties may execute this Non-Competition Agreement in one or more counterparts, including facsimile counterparts. All the counterparts will be construed together and will constitute one Agreement.

Signatures appear on following page.

This Director Non-Competition Agreement is executed as of May     , 2014.

GLACIER BANCORP, INC.		FNBR HOLDING CORPORATION

By		By
	Michael J. Blodnick		Peter Y. Waller
	President and Chief Executive Officer		President and Chief Executive Officer

FIRST NATIONAL BANK OF THE ROCKIES

By
Peter Y. Waller
President and Chief Executive Officer

SIGNATORIES:

Peter Y. Waller	Angelo Theos

Timothy S. Mather	Joe M. Holeyfield

J. Gentry	Frederick M. Brodie

Ronald J. Danner

[Signature Page to Non-Competition Agreement]